UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AAR Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One AAR Place
1100 N. Wood Dale Road
Wood Dale, IL 60191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 18, 2006

The Annual Meeting of Stockholders of AAR CORP. for the year 2006 will be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 18, 2006, at 9:00 A.M. (Chicago time). At the meeting, stockholders will be asked to:

1.                Elect three Class I directors to serve until the 2009 Annual Meeting of Stockholders;

2.                Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2007;

3.                Approve the performance goals under the AAR CORP. Section 162(m) Incentive Goal Program; and

4.                Transact any other business that may properly come before the 2006 Annual Meeting or any adjournment(s) or postponement(s) of the meeting.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

August 31, 2006

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

2006 Annual Meeting of Stockholders

PROXY STATEMENT

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

i

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
October 18, 2006

I. VOTING INFORMATION

This Proxy Statement and the enclosed proxy card were mailed to stockholders on or about August 31, 2006, in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2006 Annual Meeting (“Annual Meeting”).

Who is entitled to vote?

If you are a stockholder of record (i.e., you hold your shares in your own name rather than through a broker, bank or other nominee) on August 21, 2006, the Company’s record date, you may vote your shares at the Annual Meeting. If you are a street-name stockholder (i.e., you hold your shares through a broker, bank or other nominee), you are considered a “beneficial owner” of the stock. To vote those shares at the Annual Meeting, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. Brokers, banks and other nominee holders have been asked to obtain voting instructions from their beneficial owners. Proxies submitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. You will receive additional instructions from your broker, bank or other nominee explaining how you may vote your shares held in street name. A list of registered stockholders entitled to vote will be available at the Company’s offices, 1100 N. Wood Dale Road, Wood Dale, Illinois, for 10 days prior to the meeting and at the meeting location during the meeting.

How do stockholders vote by proxy or in person?

If you owned common stock of the Company (“Common Stock”) outstanding at the close of business on the record date, August 21, 2006, you may vote at the Annual Meeting by completing, signing, dating and returning your proxy card in the postage-paid, addressed envelope provided, or you may vote in person at the Annual Meeting. On that date, 36,669,685 shares of Common Stock were outstanding. You will have one vote on each matter to be voted on for each share you owned on the record date.

How do stockholders vote by telephone or the internet?

You are encouraged to vote either by telephone or the internet. This will eliminate the need to sign, date and return your proxy card. To vote by telephone or the Internet, enter the control number assigned to you and imprinted on your proxy card accompanying this Proxy Statement. You can vote by telephone 24 hours a day, seven days a week and by Internet until 1:00 A.M. (central time) until the day of the Annual Meeting. If you vote by telephone or the Internet, please do not return your proxy card.

•       To vote by telephone:

➢     using a touch-tone phone, call 1-800-652-VOTE (8683) toll-free and follow the voice prompts

•       To vote by Internet:

➢     Log onto the Internet website at http://www.computershare.com/expressvote and enter your voter control number on your proxy card and mark the appropriate boxes to enter voting instructions

How does a stockholder revoke a proxy?

You may revoke your vote at any time before your proxy is exercised, but only by (i) voting in person at the Annual Meeting, (ii) submitting another proxy by telephone or the Internet, or (iii) delivering a later dated, signed proxy to the Secretary of the Company.

How will proxy holders vote shares?

Proxies will be voted in accordance with instructions on the proxy. If no instructions are specified, the proxy will be voted FOR the election of the nominees for Class I director designated by the Board, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, FOR the approval of the performance goals under the AAR CORP. Section 162(m) Incentive Goal Program, and upon any other matter that may properly come before the Annual Meeting in the discretion and best judgment of the named proxy holders. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, and the named proxy holders will vote for the substitute nominee.

How will votes be counted?

All votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (i.e., where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect to such matter) as shares that are present for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast. It is not anticipated that there will be any broker non-votes on the election of directors since brokers will have discretion to vote on this proposal.

Who is the Company’s proxy solicitor?

The Company has engaged D. F. King & Co., 48 Wall Street, New York, New York, to assist the Company in soliciting proxies at a total estimated cost of $9,500, plus reasonable out-of-pocket expenses. The cost of soliciting proxies will be paid by the Company. D. F. King & Co. may solicit proxies by mail, telephone, facsimile, e-mail, or in person. Certain officers, directors and employees of the Company may also solicit proxies.

II. CORPORATE GOVERNANCE INFORMATION

The Company has an ongoing commitment to good governance and business practices. We regularly review our policies and procedures, giving due consideration to developments in the area of corporate governance. We comply with all applicable Securities and Exchange Commission (“SEC”) rules and regulations and New York Stock Exchange (“NYSE”) listing rules and have adopted additional corporate governance practices that we believe are in the best interests of the Company and the stockholders.

The following information about the Company’s corporate governance practices is available on the Company’s web site (www.aarcorp.com/investor relations/corporate governance):

•       Corporate Governance Guidelines

•       Categorical Standards and Policy for Determining Director Independence

•       Director Nominating Process and Selection Guidelines

•       Code of Business Ethics and Conduct

•       Audit Committee Charter

•       Compensation Committee Charter

•       Nominating and Governance Committee Charter

•       Executive Committee Charter

All of the foregoing information may be printed from the Company’s web site and is also available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this proxy statement. The Company’s Code of Business Ethics and Conduct adopted by the Board of Directors applies to all employees, officers and directors of the Company, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer and Controller. Employees are encouraged to report any conduct that they believe in good faith to be in violation of the Code of Business Ethics and Conduct. Amendments to the Code of Business Ethics and Conduct and any waivers from the Code granted by the Board to directors or executive officers will be filed with the SEC in accordance with applicable rules and regulations or will be posted on the Company’s web site.

The Company maintains an Ethics Assist Line through a third-party provider to receive confidential complaints, information, suggestions or recommendations, anonymously or otherwise, concerning the Company, its officers, directors and employees, policies, procedures, employment and business practices, accounting or audit matters, financial reporting or compliance with other Company policies or applicable regulatory or legal requirements. The Ethics Assist Line is toll-free and permits callers, at their election, to identify themselves or remain anonymous. The Ethics Assist Line can be accessed by dialing 1-800-418-6423 (x227) or via e-mail to “confide2sv@securityvoice.com.”

Information concerning insider transactions in the Company’s securities (SEC Section 16(a) Forms 3, 4 and 5) is also available on the Company’s web site (www.aarcorp.com/investor relations/insider trading; to view actual Forms 3, 4 or 5, click on the Insider Trading link to the SEC filings).

Additional information concerning the structure of the Board of Directors and Committees of the Board of Directors, as well as information regarding director nomination and recommendation procedures, is provided in Section IV, “Board of Directors,” below.

III. SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of Common Stock beneficially owned, as of July 31, 2006, by (i) each current director and nominee for election to the Board, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as noted, the nature of beneficial ownership for shares shown in the tables is sole voting and/or investment power.

Security Ownership of Management

Name	Shares Beneficially Owned[1]		Percent of Shares Outstanding if greater than 1%
Michael R. Boyce	5,000
James G. Brocksmith, Jr.	22,000
James J. Clark	191,301
Gerald F. Fitzgerald, Jr.	7,5000
Ronald R. Fogleman	22,000
James E. Goodwin	24,000
Patrick J. Kelly	10,500	[2]
Mark McDonald	128,167	[3]
Howard A. Pulsifer	179,541
Timothy J. Romenesko	245,159
David P. Storch	1,975,945	[4]	5.4%
Marc J. Walfish	27,000
Ronald B. Woodard	8,500
All directors and executive officers as a group	2,828,235	[1,2,3,4]	7.7%

1         Includes the following shares of the identified person that may be acquired within sixty days of July 31, 2006 through the exercise of stock options:  Mr. Brocksmith, 17,000 shares; Mr. Clark, 98,094 shares; Mr. Fogleman, 17,000 shares; Mr. Goodwin, 17,000 shares; Mr. McDonald, 64,140 shares; Mr. Pulsifer, 114,869 shares; Mr. Romenesko, 148,484 shares; Mr. Storch, 1,320,019 shares; Mr. Walfish, 17,000 shares; and Mr. Woodard, 3,500 shares; and all directors and executive officers as a group, 1,817,106 shares.

2     Includes 8,000 shares beneficially owned through KMK & Associates, LLC in which he is a one-third owner.

3         Includes 5,600 shares beneficially owned by his dependent children, as to which Mr. McDonald disclaims beneficial ownership.

4         Includes 26,223 shares beneficially owned by Mr. Storch’s wife (18,810 shares) and minor children (7,413 shares), as to which Mr. Storch disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	2,799,749	[1]	8.48%
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,581,700	[2]	10.846%
Putnam Investments One Post Office Square Boston, MA 02109	1,643,416	[3]	5%
Lord, Abbett & Co. LLC & Management Company One Financial Center Boston, MA 02111-2690	2,436,104	[4]	7.27%

1         Based on a Schedule 13G filing dated February 1, 2006, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	2,799,749
(ii)	shared voting power:	0
(iii)	sole investment power:	2,799,749
(iv)	shared investment power:	0

2         Based on a Schedule 13G filing dated February 14, 2006, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	1,255,800
(ii)	shared voting power:	0
(iii)	sole investment power:	3,581,700
(iv)	shared investment power:	0

3         Based on a Schedule 13G filing dated February 3, 2006, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	0
(ii)	shared voting power:	366,495
(iii)	sole investment power:	0
(iv)	shared investment power:	1,643,416

4         Based on a Schedule 13G filing dated February 1, 2006, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	2,436,104
(ii)	shared voting power:	0
(iii)	sole investment power:	2,436,104
(iv)	shared investment power:	0

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, each person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of the Common Stock of the Company filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year, except that (i) the sale of 71 shares used to pay taxes on restricted stock in October, 2001 and (ii) the exercise of a stock option for 3,000 shares and a resulting reload option grant for 1,221 shares, in August, 2005, were inadvertently filed late for Michael J. Sharp on a Form 4 in September, 2005.

IV. BOARD OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board shall consist of between three and fifteen directors, with the exact number of directors to be set from time to time by the Board. The number of directors is presently set at nine. The members of the Board are divided into three classes:  Class I (three directors), Class II (three directors) and Class III (three directors). One class is elected each year for a three-year term.

A majority of the members of the Board of Directors must be independent directors under the criteria established by the Board and under applicable NYSE rules. The Nominating and Governance Committee and the Board of Directors review each director annually and make a determination concerning independence after consideration of all known facts and circumstances. As permitted by the NYSE rules, the Board has established categorical standards to assist it in determining director independence. The Company’s “Categorical Standards and Policy for Determining Director Independence” include all of the elements of the SEC rules and the NYSE company listing rules with respect to director independence, as well as those of the Company, and are attached as Appendix 1 to this Proxy Statement. Based on these categorical standards, the Board, at its meeting in July, 2006, considered whether any director had a material relationship with the Company that would impair the director’s independence. Based on its review of all relevant facts and information available and the recommendations of the Nominating and Governance Committee, the Board affirmatively determined that no director has a material relationship with the Company and, accordingly, each director is an independent director, except for David P. Storch due to his status as Chairman of the Board, President and Chief Executive Officer of the Company. Under the NYSE rules, a director employed by the Company cannot be deemed to be an independent director.

Independent directors of the Board meet in executive session without management as part of each regular session and otherwise when circumstances deem it advisable or necessary. The Chairman of the Nominating and Governance Committee presides at the executive session of independent directors.

Stockholders may communicate with the Board, independent directors as a group, or any individual director or Committee Chairman by mail addressed to:  AAR CORP., Attention:  Independent Directors, or the name of the individual director, c/o Corporate Secretary, AAR CORP., 1100 N. Wood Dale Road, Wood Dale, Illinois 60191.

All members of the Company’s Board of Directors attended the Company’s 2005 Annual Meeting of Stockholders.

During the fiscal year ended May 31, 2006 (“Fiscal 2006”), the Board held four meetings. Each incumbent director attended at least 90% of the aggregate meetings of the Board and of the committees on which they served during Fiscal 2006.

BOARD COMMITTEES

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee.

Audit Committee

The Audit Committee is comprised entirely of independent directors qualified to serve on the Audit Committee under applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James E. Goodwin (Chairman), James G. Brocksmith, Jr., Marc J. Walfish, and Ronald B. Woodard. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” within the meaning of applicable SEC rules. In addition, the Board of Directors has determined that simultaneous service by Mr. Brocksmith on the Audit Committee of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee.

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors. The charter was last reviewed and approved by the Audit Committee and the Board of Directors at their July, 2006 meetings. The full text of the Audit Committee charter appears on the Company’s web site. The Audit Committee Charter is also set forth in Appendix 2 to this Proxy Statement and is available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this Proxy Statement. The Audit Committee performs the functions described in its charter and, among other things:

•       approves and engages the independent registered public accounting firm who audits the Company’s consolidated financial statements;

•       pre-approves all non-audit/audit related services furnished by the independent registered public accounting firm;

•       maintains communication between the Board and the independent registered public accounting firm;

•       monitors the qualifications, independence and performance of the independent registered public accounting firm;

•       oversees and reviews the Company’s financial reporting processes and practices;

•       oversees and reviews the quality and adequacy of internal controls over financial reporting, disclosure controls and the organization and performance of the Company’s internal audit department;

•       reviews the scope and results of audits; and

•       meets with the independent registered public accounting firm representatives and internal audit department representative without members of management present.

The Audit Committee held seven meetings during Fiscal 2006. The Audit Committee Report for the fiscal year ended May 31, 2006 (“Fiscal 2006”) appears on page 25.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James G. Brocksmith, Jr. (Chairman), Michael R. Boyce, Ronald R. Fogleman, and Ronald B. Woodard. The Compensation Committee performs the functions described in its written charter. The full text of the Compensation Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this Proxy Statement. The Compensation Committee performs the functions described in its charter and, among other things:

•       reviews and approves compensation policies and practices for all elected corporate officers;

•       fixes the compensation of the Chairman, President and Chief Executive Officer and together with the full Board evaluates the Chief Executive Officer’s performance;

•       administers the Company’s annual cash incentive and long-term stock incentive programs for officers, the AAR CORP. Stock Benefit Plan, and, subject to stockholder approval of Proposal 3, the AAR Section 162(m) Incentive Goal Program;

•       recommends director compensation and benefits to the Board for approval; and

•       oversees administration of certain other employee benefit, director deferred compensation, savings and retirement plans.

The Compensation Committee held six meetings during Fiscal 2006. The Compensation Committee Report for Fiscal 2006 appears on page 14.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are Ronald R. Fogleman (Chairman), Michael R. Boyce, James E. Goodwin, and Marc J. Walfish. The Nominating and Governance Committee is responsible for both nominating and governance functions as described in its charter. The full text of the Nominating and Governance Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this Proxy Statement. The Nominating and Governance Committee performs the functions described in its charter and, among other things:

•       oversees the composition, structure and evaluation of the Board and its committees;

•       develops and recommends corporate governance guidelines for Board approval; and

•       monitors and screens directors for independence and recommends to the Board qualified candidates for election as directors and to serve on Board committees.

In seeking qualified candidates, the Nominating and Governance Committee obtains referrals from management, other directors and business and community leaders, and may retain the services of a consultant to assist in identifying candidates. The Nominating and Governance Committee seeks candidates that complement the Board as a whole and who collectively are strong and diverse in knowledge, skills, experience, and background. When selecting nominees, including those proposed by stockholders, the Committee looks for candidates who are independent and have a high level of integrity and professional and personal ethics and values, as well as demonstrated business acumen, leadership and policy making experience or special technical skills, irrespective of gender or ethnicity, as well as other factors the Committee deems appropriate. The Committee has full discretion in considering its nominations to the Board. The Company’s Director Nominating Process and Selection Guidelines appear on the Company’s web site and are available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this Proxy Statement. The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner as other candidates. Stockholders may submit a proposed nomination to the Nominating and Governance Committee for consideration with respect to the Annual Meeting of Stockholders for the year 2007 by writing to the Secretary, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191. To be considered, proposed nominations must be received prior to April 21, 2007, must state the reasons for the proposed nomination and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations, and any other qualifications. Proposed nominations must also include a statement indicating that the proposed nominees have consented to being named in the proxy statement and to serve if elected. The Nominating and Governance Committee held five meetings during Fiscal 2006.

Executive Committee

The Executive Committee is comprised of David P. Storch (Chairman), James E. Goodwin and Marc J. Walfish. Mr. Goodwin and Mr. Walfish are each independent directors as defined by applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. The Executive Committee acts pursuant to its written charter adopted by the Board of Directors and is authorized to meet between meetings of the Board of Directors and exercise certain powers of the Board with respect to urgent matters or other matters referred to it by the Board for deliberation or action, subject to limitations imposed by the Committee’s charter, the Board, applicable law and the Company’s By-Laws. The full text of the Executive Committee charter appears on the Company’s web site and is available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this Proxy Statement. The Executive Committee held one meeting during Fiscal 2006, acting as the Pricing Committee for the Board in connection with a private placement of debt securities by the Company.

DIRECTORS’ COMPENSATION

Director compensation and benefits are recommended to the Board of Directors from time to time by the Compensation Committee for Board approval. Currently, each director who is not an officer or employee of the Company or any subsidiary (“Eligible Director”) receives an annual retainer of $35,000, a fee of $2,500 for attendance at each meeting of the Board or of any Board committee attended in person ($1,250 per meeting for telephonic Board and Committee meetings), plus reimbursement of expenses. Each committee chairman receives an additional $5,000 annual retainer. Each Eligible Director may elect to defer receipt of the annual retainer and meeting fees pursuant to the Company’s Nonemployee Directors’ Deferred Compensation Plan. Deferred retainer fees are converted into stock units equivalent to shares of Common Stock, and deferred meeting fees are credited with interest quarterly based on the 10-year United States Treasury Bond rate. Distributions of deferred retainer fees under the plan occur in cash or equivalent value Common Stock, at the participant’s election, and distribution of deferred meeting fees are made in cash upon termination of service on the Board and on the happening of certain other events, as specified in the plan.

In addition, each Eligible Director, upon being elected a director, receives term life insurance coverage of $200,000, and is eligible to receive discretionary stock option grants and restricted stock awards from time to time under the AAR CORP. Stock Benefit Plan, as may be determined by the Compensation Committee. Historically, each non-employee director received an annual stock option grant that expires ten years from the date of grant and becomes exercisable in 25% increments on each anniversary grant date at the closing NYSE price on the date of grant. In Fiscal 2006, the Compensation Committee determined that each non-employee director should receive an annual restricted stock award of 2,500 shares (having a fair market value of approximately $40,000 based on then current NYSE closing price), vesting pro rata over a three-year period. Consistent with the foregoing, for Fiscal 2007, the Compensation Committee also approved a 2,500 share restricted stock grant for each non-employee director having a grant date of July 11, 2006. Under the Company’s stock ownership guidelines for directors, each non-employee director is expected to own a minimum of 10,000 shares of Company Common Stock while serving as a director, with such ownership to be achieved prior to July 15, 2009 or within four (4) years of becoming a director, whichever is later.

The AAR CORP. Directors’ Retirement Plan was terminated effective April 10, 2001. Any non-employee director who was a director on the Plan’s effective date of termination or a retired director then receiving benefits under the Plan will continue to be eligible to receive benefits pursuant to the terms of the Plan as the Plan was in effect and applicable to such participant on the earlier of the date of Plan termination or date of retirement. Benefits are paid upon reaching age 65 and retirement from the Board if such director has completed at least five years of service as a director. Benefits are paid quarterly in cash in an amount equal to 25% of the annual retainer payable from time to time to an active director and are paid for a period equal to the total number of years of service as a director to a maximum of ten years or until death. Continuing liabilities under the Plan are unfunded. As of May 31, 2006, six former directors are receiving retirement benefits under the Plan, one former director is eligible to receive benefits under the Plan upon reaching age 65, and one current director is eligible to receive benefits under the Plan upon retirement from the Board.

Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board or any of its committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Ira A. Eichner, a former director, Chairman of the Board and founder of the Company who retired on October 19, 2005, provides consulting services to the Company pursuant to a consulting agreement that expires on October 18, 2010, under which he receives a quarterly consulting fee in the amount of $37,500. During Fiscal 2006, Mr. Eichner received $125,000 in consulting fees. Mr. Eichner is Mr. Storch’s father-in-law.

V. PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors is presently divided into three classes, each having three-year terms that expire in successive years. The Board of Directors has nominated three directors to be elected in Class I at the Annual Meeting, each to serve a three-year term expiring at the 2009 Annual Meeting or until the individual is succeeded by another qualified director who has been duly elected.

The nominees for Director in Class I this year are Michael R. Boyce, James G. Brocksmith, Jr., and David P. Storch.

Information about the nominees and continuing directors whose terms expire in future years is set forth in Section VI below beginning on page 12.

Each nominee is currently serving as a director of the Company and has been determined by the Board to be “independent” within the meaning of NYSE rules, except for Mr. Storch who, as Chairman of the Board, President and Chief Executive Officer of the Company, is an inside director. The Board expects each nominee to serve if elected as a director. Under Delaware law and the Company’s By-Laws, the nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR ALL NOMINEES

VI. INFORMATION ABOUT THE NOMINEES AND CONTINUING DIRECTORS

Information about the nominees and continuing directors whose terms expire in future years is set forth below:

Director Since
NOMINEES FOR TERMS EXPIRING IN 2009
Class I Directors whose terms expire at the 2006 Annual Meeting:
MICHAEL R. BOYCE, 58: Since 2005, Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company. Since 1998, Chairman and Chief Executive Officer of Peak Investments. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc.	2005
Other directorships: PQ Corporation
JAMES G. BROCKSMITH, JR., 65: Since 1996, an independent business consultant. From 1990 to 1996, Deputy Chairman, and ChiefOperating Officer of KPMG Peat Marwick, where he retired after 31 years.	2001
Other directorships: Alberto-Culver Company; Nationwide Financial Services, Inc.; and Sempra Energy.
DAVID P. STORCH, 53: Since October, 2005, Chairman of the Board, President and Chief Executive Officer of AAR. From 1996 to 2005,President and Chief Executive Officer of AAR. From 1989 to 1996, President and Chief Operating Officer of AAR. From 1988 to 1989, Vice President of AAR.	1989
CONTINUING DIRECTORS:
Class II Directors whose terms expire at the 2007 Annual Meeting:
GERALD F. FITZGERALD, JR., 56: Since 2000, Chairman and President, Cornerstone Bancorp, Inc. Since 1997, Chairman and President of LaSalle Bancorp, Inc. (LaSalle, IL). From 1990 to 1994, President and Chief Executive Officer of Suburban Bancorp, Inc.	2006
Other directorships: Cornerstone Bancorp, Inc.
JAMES E. GOODWIN, 62: Since 2001, an independent business consultant. From 1999 to 2001, Chairman and Chief Executive Officer of UAL, Inc. and United Airlines, Inc., where he retired after 34 years. From 1998 to 1999, President and Chief Operating Officer of United Airlines, Inc. From 1992 to 1998, Senior Vice President of United Airlines, Inc.	2002
Other directorships: Labe Bank; DBS Communications Inc.; and Federal Signal Corp.
MARC J. WALFISH, 54: Founded Merit Capital Partners in 2003. From 1991 to 2003, William Blair Mezzanine Capital Partners. From 1978 to 1991, Prudential Capital Corporation, most recently as Senior Vice President.	2003
CONTINUING DIRECTORS:
Class III Directors whose terms expire at the 2008 Annual Meeting:
RONALD R. FOGLEMAN, 64: Since 1997, President and Chief Operating Officer of B Bar J Cattle Company and President and Chief Operating Officer of Durango Aerospace Incorporated, an international aviation consulting firm and principal in the Durango Group, LLC. From 1994 to 1997, General, Chief of Staff, Headquarters United States Air Force, Washington, D.C.	2001
Other directorships: Alliant Techsystems, Inc.; Mesa Air Group Inc.; and World Air Holdings, Inc.

RONALD B. WOODARD, 63: Since 2003, Chairman of MagnaDrive, Inc., an industrial torque transfer equipment company, which he co-founded following his retirement from The Boeing Company after 32 years. From 1995 to 1998, President of the Boeing Commercial Airplane Group. From 1991 to 1994, Vice President and General Manager of the Renton Division of Boeing Commercial Aircraft . From 1987 to 1991, President of deHavilland Aircraft. Prior to that, Vice President and General Manager of the Materiel Division of Boeing Commercial Aircraft, and various other management positions.	2004
Other directorships: Coinstar Inc. and Continental Airlines, Inc.
PATRICK J. KELLY, 51: Since 1980, Chief Executive Officer of Resource One, an Oak Brook, Illinois based provider of computer programming services. Since 1986, Managing Director of KMK & Associates, LLC, a private equity firm with interests in companies operating in the distribution, technology, real estate and financial services industries.	2006

VII. EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

General

The Company’s executive compensation program is structured and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of the four individuals listed below, each of whom (i) has been determined by the Board of Directors to be an independent director of the Company under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, (ii) is a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) is an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Committee meets at scheduled times during the year and reports regularly to the Board on Committee actions and recommendations. In carrying out its responsibilities and duties, the Committee has the authority to obtain advice and assistance from outside legal, compensation or other advisors as the Compensation Committee deems necessary to carry out its duties with funding from the Company.

The compensation program for executives is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and producing outstanding business performance and stockholder value. The Company strives to provide an aggregate compensation opportunity that is competitive with prevailing practices, aligns stockholder and executive interests, and reflects total compensation that is justified by individual experience, performance and business results. A principal compensation guideline of the Committee is that there be a strong link between pay and performance both at the Company level and individual level.

The Committee intends that the executive compensation program should complement the Company’s short-term and long-term business objectives and focus executives’ efforts on fulfilling these objectives. The program consists of three elements:  (i) base salaries which are generally set between the median and third quartile salary level of comparable positions in similar companies, adjusted up or down to reflect individual responsibilities, performance and other relevant factors; (ii) annual variable incentive opportunities paid in cash based on individual contribution and performance; and (iii) long-term incentive opportunities, in the form of stock options and restricted stock awards.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for talent in the Company’s employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Compensation Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Compensation Committee’s compensation decisions, independent compensation consulting firms are retained periodically to advise the Compensation Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. The Company uses competitive compensation analyses by independent consultants to ensure that the Chairman of the Board, President and Chief Executive Officer’s and other executive officers’ base salaries and total compensation opportunities (not actual pay) are at an appropriate competitive level relative to compensation for such positions at other companies in the relevant employment market. Generally, as an executive’s level of responsibility increases, a greater percentage of total compensation opportunity is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders.

Base Salaries

Base salary levels of all elected corporate officers, including the Chairman of the Board, President and Chief Executive Officer, are reviewed annually by the Compensation Committee and may be adjusted depending upon the executive’s qualifications, responsibilities, assessed performance contribution, tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at other companies competing for talent in the Company’s employment market. In Fiscal 2006, the Compensation Committee approved merit increases averaging 3% in the aggregate for all employees, including the Chairman of the Board, President and Chief Executive Officer, and other named executive officers, with individual increases based on individual performance. For Fiscal 2007, the Compensation Committee approved merit increases averaging 3.5% for all employees effective June 1, 2006, including the Chairman of the Board, President and Chief Executive Officer, and other named executive officers, with actual salary adjustments based on individual performance after completion of performance reviews, except that employees earning less than $75,000 annually may receive an additional amount equal to .5% of their base salary, for Fiscal 2007 only, in consideration of the effects of high fuel costs on the cost of living.

Annual Incentive Opportunities

The Company awarded annual cash incentives for Fiscal 2006 to the Chairman of the Board, President and Chief Executive Officer of the Company and certain other executive officers of the Company based on achievement of specific performance goals approved by the Compensation Committee pursuant to the Company’s stockholder-approved 162(m) Program. Pursuant to the Company’s 162(m) Program, the Compensation Committee establishes specific performance goals intended to meet the requirements of Section 162(m) of the Internal Revenue Code (“IRC”). These goals focus on two categories:  income and balance sheet management. For Fiscal 2006, the income goal was net income, and the balance sheet management goals were return on investment capital and debt to capital ratio, as established by the Compensation Committee. The Chairman of the Board, President and Chief Executive Officer was eligible to earn up to 150% of his base salary in Fiscal 2006 pursuant to his employment agreement, while the bonus amounts for other executive officers of the Company vary depending on their position, the Company’s performance and the Committee’s assessment of their individual contributions. For Fiscal 2006, the Committee approved awards for the named executive officers as shown in the “Bonus” column of the Summary Compensation Table in accordance with the terms of each executive officer’s respective incentive plan and achievement of applicable performance goals approved by the Compensation Committee.

As discussed below under Proposal 3 — “Approval of Performance Goals under the AAR CORP. Section 162(m) Incentive Goal Program,” the Company is asking stockholders to approve the performance goals under a new Section 162(m) program, which encompasses both annual cash incentive opportunities and performance-based restricted stock award opportunities beginning in Fiscal 2007.

Long-Term Incentive Opportunities

To reward and retain employees in a manner that best aligns employees’ interests with stockholder interests, the Company implemented the stockholder-approved AAR CORP. Stock Benefit Plan (“Stock Benefit Plan”). The long-term incentive program consists of stock options, employment based restricted stock awards, performance based restricted stock awards, or any combination thereof, granted under the Stock Benefit Plan, in the discretion of the Compensation Committee. The Stock Benefit Plan also provides for the use of stock appreciation units; however, to date, none have been granted. The specific terms of any stock option or restricted stock grants are determined by the Compensation Committee prior to the issuance of grants, subject to the provisions of the Stock Benefit Plan.

Stock option grants typically expire ten years from the date of grant or earlier upon termination of employment, become exercisable at fair market value based on the NYSE closing stock price on the date of grant in equal increments over a period of three to five years on successive grant anniversary dates or, in some instances, upon meeting certain share price performance criteria, and, historically, have been accompanied by reload features (stock option reload features for all active employees were voluntarily eliminated in Fiscal 2006). Stock option grant dates are determined by the Compensation Committee and are as of the date of approval by the Compensation Committee, or if the grant is in connection with a new hire or promotion of an employee, the grant date is the date of hire or the promotion date, as applicable. Typically, stock option grants vest in 20% increments ratably on the grant date anniversary.

Restricted stock grants are designed, among other things, to align employee interests with the interests of stockholders and increase stockholder value and to encourage executives to build their career with the Company. Restricted stock typically vest over periods of three to ten years from grant date and may be performance-based with vesting to occur over periods of one to ten years after being earned. The award recipient receives dividends, if any, on the restricted shares and also has the right to vote the restricted shares.

Typically, stock options and restricted stock are subject to forfeiture if the employee terminates employment for any reason other than death, retirement or disability or the Company terminates employment for cause, during the grant cycle.

Generally, when determining stock option and restricted stock grants, the Committee considers the recipient’s position and responsibilities in the Company, performance and contributions made during the preceding year, capabilities and potential for future contribution to the Company, the number of options and restricted stock shares previously granted to the recipient and, for senior management (including the named executive officers), their achievement of the Company’s guidelines for stock ownership. Under new stock ownership guidelines established in Fiscal 2006, the Chairman of the Board, President and Chief Executive Officer is expected to own Company stock having a value of at least three times his base salary, other executive officers are expected to own stock having a value of at least 75% of their base salary, and directors are expected to own 10,000 shares of Company stock.

To maintain consistency with current trends in stock-based compensation, the Company has adopted several amendments to its Stock Benefit Plan and made other changes in recent years:

•       The Company voluntarily eliminated the automatic reload feature in its stock option grants, effective 2005, with all outstanding option agreements amended to eliminate reloads effective May 1, 2006;

•       In anticipation of the effective date of the option expensing requirement under SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), the Company accelerated the vesting of all outstanding options to May 1, 2006 (as a result of this action, approximately 679,400 employee stock options that were scheduled to vest in Fiscal 2007, 2008 and 2009 became fully exercisable effective May 1, 2006);

•       The Company eliminated the evergreen provision under its Stock Benefit Plan and fixed the number of shares available for awards under the Stock Benefit Plan at the remaining authorized shares available (3,532,226);

•       The Company moved from annual grants of stock options for executives to performance restricted stock grants with grants being issued based on performance over a two-year performance period, including a stock price feature designed to reward key participants only after stockholders have been rewarded.

Performance restricted stock grants are subject to an extended vesting period to align employee interests with the interests of stockholders and increase stockholder value and to encourage executives to build their career with the Company. For Fiscal 2006, the Company achieved the pre-determined performance targets and the named executive officers received the performance restricted stock grants reflected in the Summary Compensation table below. The number of shares granted to an individual reflects the Committee’s assessment of the individual’s level of responsibility in the Company and ability to contribute toward achievement of applicable targets and achievement of performance goals.

As discussed below under Proposal 3 — “Approval of Performance Goals under the Section 162(m) Incentive Goal Program,” the Company is asking stockholders to approve the performance goals under a new Section 162(m) program, which encompasses annual cash bonuses and long-term stock incentive opportunities, including performance restricted stock grants for the two-year performance period ended May 31, 2008 and subsequent performance periods as approved by the Compensation Committee.

In addition, the Compensation Committee also approved stock option grants to a group of key leadership track employees, excluding named executive officers of the Company, having a grant date of June 1, 2006, at an exercise price of $23.97, the New York Stock Exchange closing price for the stock on that date.

Executive Perquisites

In addition to the Company’s Welfare Plans and contractual benefits for executives discussed elsewhere, it has been the Company’s historical practice to provide certain other executive perquisites to senior executives. The Company continues this practice and offers one or more of the following executive perquisites to named executive officers, depending on the individual executive’s position, years of service, level of responsibility and total compensation package:

•       Annual vehicle allowance.

•       Reimbursement of pre-approved professional, club and association fees and charges.

•       Reimbursement of travel and related expenses in connection with participation in meetings of pre-approved not-for-profit educational and professional organizations.

•       Third party professional executive financial planning assistance.

•       Reimbursement of professional tax preparation fees.

•       Executive annual physical and preventative health program.

•       Participation in executive housing relocation program, including home purchase and reimbursement of relocation expenses.

The incremental costs of such perquisites to the Company are included in the Summary Compensation Table below in accordance with SEC rules.

Chief Executive Officer Compensation

On July 11, 2006, the Compensation Committee completed a performance review of David P. Storch, the Chairman of the Board, President and Chief Executive Officer of the Company with an opportunity for input from each member of the Board of Directors. The Chairman of the Compensation Committee and Chairman of the Nominating and Governance Committee then met and discussed the results of the review with Mr. Storch. Mr. Storch’s base salary for Fiscal 2006 was $717,168. Effective June 1, 2006, consistent with that provided to other management employees of the Company, Mr. Storch received a salary increase of 3.5% to $742,269 annually. Pursuant to his Employment Agreement, for Fiscal 2006, Mr. Storch earned an annual incentive cash bonus equal to 145% of his base salary in effect on May 31, 2006, or $1,041,051, based on the Company’s performance during the period, which exceeded pre-established earnings per share, return on invested capital and long-term debt to capital ratio goals.

Mr. Storch received 86,667 shares of restricted stock in Fiscal 2006 pursuant to a 2004 performance incentive opportunity arrangement as a result of the Company’s stock price increasing to 150% of the stock price on July 22, 2005.

As described below under “Employment and Other Agreements,” Mr. Storch’s Amended and Restated Employment Agreement provides, with respect to future compensation, for (i) an annual base salary of not less than $717,168, (ii) an annual cash incentive bonus opportunity of up to 150% of his base salary based upon performance against performance goals established by the Compensation Committee of the Board of Directors and approved by the full Board, and (iii) a long-term equity incentive compensation opportunity to receive shares of restricted stock under the Company’s Stock Benefit Plan equal in value of up to $3.6 million over each of two, two-year performance periods (June 1, 2006 - May 31, 2008 and June 1, 2008 - May 31, 2010) based upon performance against specific performance goals established by the Compensation Committee of the Board of Directors and approved by the full Board and intended to qualify under the Company’s 162(m) Incentive Goal Program submitted to stockholders for approval under Proposal 3 below.

Federal Income Tax Considerations

IRC Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for the Chief Executive Officer or any of the four highest compensated executive officers. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements under  Section 162(m). The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Compensation Committee has previously and may in the future structure compensation arrangements that under certain circumstances may be subject to the deduction limit. None of the compensation paid by the Company in Fiscal 2006 was subject to the deduction limit.

The Compensation Committee also (i) reviewed and assessed the adequacy of the Compensation Committee charter and recommended certain changes which were adopted by the Board on July 12, 2006, and (ii) conducted a Compensation Committee self-assessment in which it concluded that the Committee operated effectively in carrying out its charter responsibilities.

Compensation Committee
James G. Brocksmith, Jr., Chairman
Michael R. Boyce
Ronald R. Fogleman
Ronald B. Woodard

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by or paid for Fiscal 2004 through 2006 to the Chairman of the Board, President and Chief Executive Officer and the four other most highly paid executive officers in Fiscal 2006.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)[1]	Restricted Stock Award(s) ($)[2]	Securities Underlying Options (#)		All Other Compensation ($)[3]
DAVID P. STORCH,	2006	716,600	1,041,051	156,200	2,086,941	203,874	[4]	186,500
CHAIRMAN OF THE BOARD,	2005	695,400	591,838	69,500	695,061	753,566	[5]	76,600
PRESIDENT AND CHIEF	2004	661,400	496,100	67,800	348,000	481,261	[6]	84,300
EXECUTIVE OFFICER
TIMOTHY J. ROMENESKO,	2006	318,900	347,120	—	481,600	21,743	[4]	51,900
VICE PRESIDENT AND	2005	309,700	240,105	—	160,400	4,790	[5]	11,100
CHIEF FINANCIAL OFFICER	2004	300,600	225,651	—	139,200	85,388	[6]	12,500
HOWARD A. PULSIFER,	2006	276,800	180,055	—	481,600	27,461	[4]	59,800
VICE PRESIDENT,	2005	268,800	148,589	—	160,400	6,885	[5]	30,200
GENERAL COUNSEL AND	2004	261,100	127,289	—	139,200	57,963	[6]	33,300
SECRETARY
JAMES J. CLARK,	2006	283,000	428,010	—	481,600	21,505	[4]	27,200
GROUP VICE PRESIDENT —	2005	274,400	225,000	—	160,400	0		5,200
AVIATION SUPPLY CHAIN	2004	251,100	50,000	—	139,200	66,089	[6]	5,700
MARK MCDONALD,	2006	281,800	298,780	—	481,600	24,957	[4]	26,000
GROUP VICE PRESIDENT,	2005	239,200	310,000	—	160,400	0		600
MAINTENANCE,	2004	199,600	320,818	—	139,200	56,183	[5]	400
REPAIR & OVERHAUL AND
STRUCTURES & SYSTEMS

1         Reflects the aggregate cost of certain executive perquisites received if in excess of $50,000, including annual car allowance, reimbursement of professional tax and financial planning, reimbursement of travel and related expenses, executive annual physical and preventative health program expenses, and reimbursement of various club and association fees.

2         On May 31, 2006, the following shares of restricted stock were held by each named executive: Mr. Storch, 180,000 shares (valued at $4,334,400); Mr. Pulsifer, 54,450 shares (valued at $1,311,156); Mr. Romenesko, 60,225 shares (valued at $1,450,218); Mr. Clark, 56,100 shares (valued at $1,350,888); and Mr. McDonald, 50,000 shares (valued at $1,204,000).  For performance during Fiscal 2005 and 2006, the named executive officers received the following performance restricted stock awards having the value indicated as of May 31, 2006:  Mr. Storch, 86,667 shares (value:  $2,086,941); Mr. Pulsifer, 20,000 shares (value:  $481,600); Mr. Romenesko, 20,000 shares (value:  $481,600); Mr. Clark, 20,000 shares (value:  $481,600); and Mr. McDonald, 20,000 shares (value:  $481,600).  These awards are included in the number of shares held as of May 31, 2006 for the respective individuals named above.  Vesting of long-term restricted stock awards for executive officers varies from three years to seven years for Fiscal 1999, 2000, and 2003 awards and ten years for Fiscal 1998 awards for other executive officers.  Performance restricted stock awards vest 20% in July 2006, 40% in July 2008 and 40% in July 2010.  Declared dividends are paid on all shares of restricted stock.  In the event of a change in control of the Company, as defined in the Stock Benefit Plan, that does not have prior written approval of a majority of the members of the Board of Directors prior to the change in control, all unvested restricted stock awards become vested immediately.

3         “All Other Compensation” includes the following:  (i) Company contributions to the defined contribution plan: Mr. Storch, $86,600; Mr. Romenesko, $42,000; Mr. Pulsifer, $32,400; Mr. McDonald, $25,200; Mr. Clark, $22,300; (ii) the value of the benefit of the remainder of the premium paid under the Company’s split dollar life insurance program in the following amounts:  Mr. Storch, $99,900; Mr. Pulsifer, $21,900, Mr. Romenesko, $8,600; Mr. Clark, $4,200 and (iii) the premium paid on group term life insurance:  Mr. Pulsifer, $5,500; Mr. Romenesko, $1,300; Mr. Clark, $800; Mr. McDonald, $800.

4         Reflects reload option shares issued in Fiscal 2006 for Mr. Storch, 203,874; for Mr. Romenesko, 21,743; for Mr. Pulsifer, 27,461; for Mr. Clark, 21,505; and for Mr. McDonald, 24,957.

5         Reflects reload option shares issued in Fiscal 2005 for Mr. Storch, 753,566; for Mr. Romenesko, 4,790; and for Mr. Pulsifer, 6,885.

6         Reflects reload option shares issued in Fiscal 2004 for Mr. Storch, 124,868; for Mr. Romenesko, 35,388; for Mr. Pulsifer, 7,963; for Mr. Clark, 16,089; and for Mr. McDonald, 6,183.

STOCK OPTIONS

Options on Common Stock generally become exercisable 20% each year over a five-year period. Unexercised options expire ten years after the date of grant (Fiscal 2003 option grants were subject to a dual vesting schedule that also provided an opportunity for accelerated vesting based on the Company’s rolling 20-day average New York Stock Exchange Common Stock price appreciating above the grant price beyond certain specified values on a sliding scale). The stock option exercise price is equal to the fair market value (NYSE closing price) of a share of Common Stock on the date of grant. The options have no value unless the Common Stock price appreciates and the holder satisfies the applicable vesting requirements.

No stock options were granted in Fiscal 2006 other than reload options resulting from exercise during the Fiscal Year of original option grants granted in prior years except for stock option grants having a grant date of June 1, 2006 to a group of key leadership track employees, excluding named executive officers of the Company. The Compensation Committee also accelerated the vesting of all outstanding stock options to May 1, 2006 in advance of the effective date for the SFAS No. 123(R) option expensing requirement. Effective May 1, 2006, all outstanding option agreements for all active employees were voluntarily amended to eliminate the reload feature associated with the original option grant.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities Underlying Options	Options Granted to Employees in	Exercise	Expiration	Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)[1]	Fiscal Year	Price ($/Sh)	Date	5% ($)	10% ($)
David P. Storch	27,607	7.49%	$17.97	7/21/2013	$236,865	$567,332
	29,800	8.08%	$22.41	10/11/2010	$184,506	$407,710
	29,799	8.08%	$22.41	10/11/2010	$184,500	$407,696
	116,668	31.64%	$22.41	7/10/2011	$889,190	$2,017,269
Timothy J. Romenesko	3,977	1.08%	$17.50	7/21/2013	$33,230	$79,591
	9,341	2.53%	$25.52	7/10/2011	$65,861	$145,535
	8,425	2.29%	$25.52	7/11/2010	$46,335	$99,784
Howard A. Pulsifer	3,873	1.05%	$17.97	7/21/2013	$33,230	$79,591
	4,030	1.09%	$25.34	7/11/2010	$28,214	$62,345
	7,056	1.91%	$25.34	7/10/2011	$60,809	$137,954
	7,424	2.01%	$25.34	7/11/2010	$51,975	$114,852
	5,078	1.38%	$25.34	10/14/2008	$20,283	$42,592
James J. Clark	5,493	1.49%	$25.34	7/21/2013	$66,458	$159,179
	6,397	1.74%	$27.95	7/10/2011	$49,398	$109,157
	9,615	2.61%	$27.95	7/11/2010	$57,915	$124,722
Mark McDonald	7,954	2.16%	$17.50	7/21/2013	$66,459	$159,182
	3,405	.92%	$17.50	7/10/2011	$20,265	$45,975
	5,759	1.56%	$17.50	7/11/2010	$27,844	$61,529
	183	.05%	$17.50	10/9/2012	$1,304	$3,038
	4,951	1.34%	$24.42	7/13/2009	$21,399	$44,935
	2,589	.70%	$27.42	10/14/2008	$11,190	$23,498
	116	.03%	$27.42	10/9/2012	$1,295	$3,018

1         No stock option grants were made during Fiscal 2006 other than reload options pursuant to the terms of, and resulting from exercise of, original option grants issued in prior years, except for stock option grants granted on June 1, 2006, to a group of key leadership track employees, excluding named executive officers of the Company.  Under the original grants, reload options result upon surrender of shares then owned by the option holder in payment of the exercise price of the initial option.  The reload option is for the number of shares surrendered to pay the exercise price of, and expires concurrent with, the original option.  The reload option exercise price is equal to the fair market value of the underlying stock on the date the original option is exercised.  Reload options are included in the percentage total options grant to employees shown on the chart.  Values shown in the Potential Realizable Value columns are duplicative of the portion of the value disclosed in such columns in the year of the original option grant and do not represent new value above that of the original grant.  Reload grants were voluntarily eliminated from all active employee outstanding option grant agreements by amendment, effective May 1, 2006.

The following table shows stock options exercised by named executive officers during Fiscal 2006 and the aggregate gain in pre-tax value realized over the period between the date of grant and the date exercised. This table also shows the number of shares of Common Stock covered by both exercisable and non-exercisable stock options as of May 31, 2006, and the pre-tax value of “in-the-money” unexercised options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)[1]
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Storch	898,093	$8,541,098	1,320,019	0	$7,589,036	0
Timothy J. Romenesko	70,142	$683,294	148,484	0	$995,630	0
Howard A. Pulsifer	63,555	$634,516	114,869	0	$816,847	0
James J. Clark	56,500	$867,850	98,094	0	$750,808	0
Mark McDonald	50,250	$378,151	64,140	0	$731,307	0

1         Value of unexercised in-the-money options equals the fair market value of the Common Stock at May 31, 2006, less the exercise price, times the number of option shares outstanding.  The closing price of the Common Stock on the NYSE at May 31, 2006, was $24.08.

PENSION BENEFITS

Qualified Plan Benefits

The Company provides benefits to all domestic employees, including the named executive officers, under a qualified retirement program that includes defined benefits (the AAR CORP. Retirement Plan, a cash balance type plan) and matching, profit sharing and retirement benefit contributions and 401(k) deferrals (the AAR CORP. Retirement Savings Plan). Defined benefit accruals ceased under the Retirement Plan with respect to most participants, including all highly compensated employees (including the named executive officers), effective June 1, 2005. Defined benefits earned through May 31, 2005 are based upon the present value of a participant’s benefit earned as of December 31, 1999, plus a formula-based benefit earned from and after January 1, 2000 through May 31, 2005 that takes into consideration the participant’s age, years of credited service, a percentage of the participant’s compensation for the year and certain interest credits.

The benefits provided under the Retirement Savings Plan include an elective pre-tax contribution, a matching contribution, a profit sharing contribution and a retirement benefit contribution. The Company temporarily suspended the matching contribution, effective October 1, 2002. The matching contribution has been reinstated, effective June 1, 2005, in an amount equal to 20% of the individual employee’s basic elective pre-tax contributions (up to 5% of compensation) to the Plan. The profit sharing contribution is based on the individual employee’s basic elective pre-tax contributions and the economic performance of the individual employee’s operating unit. The percentage of compensation used to determine a profit sharing contribution applicable to a level of economic performance was increased, effective June 1, 2005. The profit sharing contribution can be up to 4% of compensation. The retirement benefit contribution was added to the Plan, effective June 1, 2005, and is equal to a percentage of compensation (up to 4%) based on the individual employee’s age and years of credited service.

Compensation includes cash compensation shown as income on an employee’s Form W-2, reduced by certain items specified in the Plans, including elective pre-tax contributions to the AAR CORP. Retirement Savings Plan. Compensation for purposes of the qualified plans cannot exceed an annual compensation limitation of $220,000 for 2006, as adjusted from time to time by the Commissioner of Internal Revenue in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended (“IRC”). The aggregate salary and bonus compensation shown for the named executive officers in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under qualified plans, subject to applicable Code compensation limits for qualified plans.

Non-Qualified Plan Benefits

The Company provides supplemental retirement benefits to certain executives and key employees under the Supplemental Key Employee Retirement Plan (“SKERP”). All of the named executive officers are participants in the SKERP. The SKERP restores the approximate amount of benefits under the Retirement Savings Plan, other than the retirement benefit contribution, lost as a result of IRC limitations, including those limiting compensation for purposes of benefit calculations. The SKERP also provides retirement benefits for executive officers in the aggregate at 60% and 50% of final average compensation (computed without IRC limits), respectively, for the Chairman of the Board, President and Chief Executive Officer, and for two other named executive officers designated by the Board, reduced by qualified retirement plan benefits and certain other items specified in the plan document. These retirement benefits were frozen in 2001. Three designated key employee participants in the SKERP also receive supplemental company contributions to their SKERP savings accounts in amounts set by separate agreements between each employee and the Company.

SKERP benefits are partially funded and certain supplemental retirement benefits payable by the Company are forfeited if the participant violates a covenant not to compete set forth in the plan document or if the participant is terminated for cause (except that a forfeiture will not occur under certain circumstances in the event of a change in control as defined in the plan document).

Effective January 1, 2006, the SKERP was amended to provide for (i) an additional annual supplemental Company contribution of a designated percentage of base salary and bonus for each of the Chief Executive Officer and certain other designated executive officers and key employees of the Company and (ii) converting supplemental retirement benefits of the three executive officers that were frozen in 2001 to an actuarial equivalent single sum and transferring that single sum to a supplemental account for the benefit of each applicable officer in three equal installments over time, beginning in May, 2006 and ending in 2008.

In connection with the cessation of benefit accruals (as described above) under the Retirement Plan, effective June 1, 2005, supplemental payments are made on a quarterly basis directly to highly compensated employees who were previously receiving grandfathered or transition benefits under the Retirement Plan. This additional benefit is based on a formula that provides for a continuation of grandfathered and transition benefits as previously provided under the Retirement Plan, offset by the value of the retirement benefit contribution (described above) provided under the Retirement Savings Plan. All such direct payments to named executive officers will be disclosed in the Summary Compensation Table in the year of payment.

Table of Pension Benefits

The following table shows the estimated aggregate annual benefits payable upon retirement at normal retirement age (65) and years of service for each of the named executive officers under the AAR CORP. Retirement Plan and SKERP.

Pension Table

Name	Projected Annual Benefit at Age 65	Years of Service to Date
David P. Storch	$380,976	27
Timothy J. Romenesko	$181,740	25
Howard A. Pulsifer	$161,198	19
James J. Clark	$40,447	24
Mark McDonald	14,165	10

EMPLOYMENT AND OTHER AGREEMENTS

David P. Storch

The Company has an employment agreement with Mr. Storch designed to assure his continued services with the Company at a base compensation of not less than $717,168 per year or such increased amount as the Board may determine. Mr. Storch’s employment agreement was amended and restated for a term commencing May 31, 2006 and ending May 31, 2010, but shall expire upon death, disability, retirement or other termination of employment (subject to certain provisions surviving expiration or other termination of employment). In addition to his Base Salary, Mr. Storch has (i) an annual cash incentive bonus opportunity of up to 150% of Base Salary for performance against financial goals established by the Compensation Committee of the Board of Directors and approved by the full Board, and (ii) a long-term equity incentive compensation opportunity to receive shares of restricted stock under the Company’s Stock Benefit Plan, over two two-year Performance Periods, from June 1, 2006 through May 31, 2008 and from June 1, 2008 through May 31, 2010. The value of Mr. Storch’s long-term equity incentive compensation opportunity is equal to $600,000 for each of the Company’s (a) Net Income for each fiscal year within a Performance Period and (b) Return on Invested Capital for each fiscal year within a Performance Period, plus an additional award opportunity of up to 50% of the total two-year award, based on the combined achievement against these two goals for each Performance Period, for an aggregate opportunity value of up to $3.6 million for each two-year performance period. The number of shares available to be granted with respect to each fiscal year within the Performance Period will be determined at the beginning of each such Performance Period by dividing $600,000 by the fair market value of one share of Common Stock on that date, based on the NYSE closing price for such date. The current two-year Performance Period begins June 1, 2006, and ends May 31, 2008. If at any time during the Performance Period, the closing price of Common Stock is 30% higher than the price at the beginning of the Performance Period for 20 consecutive trading days, all performance restricted stock opportunity shares (including the additional 50% opportunity) will be awarded immediately.

Mr. Storch’s employment agreement also includes:  confidentiality and non-compete provisions; participation in the Company’s benefit plans; a severance payment upon termination of employment without cause or for good reason prior to a change in control equal to 36 months of base salary then in effect upon termination of employment by the Company and  three times his average annual cash bonus for the last three fiscal years of employment. Upon termination of employment under certain circumstances in the event of a change in control of the Company, as defined in the employment agreement, Mr. Storch shall receive an immediate award of restricted shares then eligible for award according to the performance matrix set forth in the employment agreement based on the higher of target or actual Company performance through the effective date of the change in control, three times his total compensation (base salary plus the highest of the annual cash bonus for the most recent or the preceding fiscal year), a lump sum supplemental retirement benefit based upon three additional years of service under the Retirement Plan and the Retirement Savings Plan, a supplemental cash payment equal to (i) the federal, state and local income taxes (including FICA and similar taxes) on the lump sum payment related to the three additional years of service and (ii) to the extent necessary to preserve the level of benefits provided for in the employment agreement in the event of imposition of excise taxes in respect of “excess parachute payments” under the IRC plus a related gross-up of such payment, accelerated vesting of awards outstanding under the Company’s Stock Benefit Plan, continuation of certain other medical, dental and life insurance benefits for a period of three years and retiree medical benefits for Mr. Storch and his dependents during their lifetimes.

Other Agreements

The Company has entered into severance agreements with the named executive officers other than Mr. Storch and with certain other key employees. The severance agreements are substantially identical to each other, include confidentiality and non-compete covenants, and provide for payment of compensation and certain benefits in the event of termination of employment for other than cause prior to a change in control and a termination under certain circumstances after a change in control of the Company as defined in the severance agreements. Severance equal to base salary plus any earned incentive cash bonus will be paid following termination of employment by the Company for other than cause as defined in the severance agreements prior to a change in control of the Company. Under certain circumstances, upon termination of employment following a change in control, the employee will receive severance equal to from one to three times total compensation (base salary plus annual cash bonus) for the most recently ended fiscal year or the preceding fiscal year, whichever is greater, accelerated vesting of awards outstanding under the Company’s Stock Benefit Plan, special supplemental  retirement benefits determined as if the employee had from one to three additional years of service under the Company’s retirement plans, continuation of certain other benefits for a period of from one to three years, and a supplemental cash payment equal to (i) the federal, state and local income taxes (including FICA and similar taxes) on the lump sum payment relative to the three additional years of service and (ii) to the extent necessary to preserve the level of benefits provided for in the severance agreement in the event of imposition on such employee of excise taxes payable in respect of “excess parachute payments” under the IRC on such payment.

The Company has also entered into split dollar life insurance agreements with certain key employees, including four of the named executive officers. Under the agreements, the Company will fund the annual insurance premiums for the policies subject to reimbursement from the cash value or death benefit proceeds of the policies.

VIII. STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P 500 Index and the S&P 600 Aerospace/Defense Index.

AAR CORP.
Comparison of Cumulative Five Year Total Return1

1         Assumes $100 invested on June 1, 2001, and reinvestment of dividends in the Company’s Common Stock, the S&P 500 Index and the S&P 600 Aerospace/Defense Index.

The S&P Index is comprised of domestic industry leaders in four major sectors:  Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the performance of the U.S. equity market. The S&P 600 Aerospace/Defense Index is comprised of smallcap companies engaged in aerospace/defense business activities, presently including:  AAR CORP., Applied Signal Technology, Armor Holdings, Inc., Ceradyne Inc., Cubic Corp., Curtiss-Wright Corp., EDO Corp., Esterline Technologies Corp., GenCorp Inc., Kaman Corp., Moog, Inc., Teledyne Technologies Inc., and Triumph Group Inc.

IX. REPORT OF AUDIT COMMITTEE

During Fiscal 2006, the Audit Committee was comprised of four independent directors. Each member of the Audit Committee is independent within the meaning of the applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, and is qualified as an “audit committee financial expert.”

The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process and systems of internal control. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and management’s assessment and the effectiveness of internal controls over financial reporting and for expressing opinions thereon. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties with funding from the Company.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended May 31, 2006, with the Company’s management and representatives of the Company’s independent registered public accounting firm, including a discussion of the reasonableness of significant judgments and accounting estimates, and clarity of disclosures in the financial statements. The Audit Committee also reviewed with management and the independent registered public accounting firm the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles that are generally accepted in the United States (“GAAP”) and the independent registered public accounting firm has expressed an opinion based on their audit that the financial statements are in conformance with GAAP in all material respects. The Audit Committee is not responsible for planning or conducting audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the independent registered public accounting firm.

The Audit Committee reviewed and discussed with the independent registered public accounting firm and management the overall scope and plans for the audit, the quality, adequacy and assessment of the effectiveness of internal controls over financial reporting, and the Internal Audit Department’s management, organization, responsibilities, budget and staffing. The Audit Committee also met with the independent registered public accounting firm representatives without management present and discussed the results of their audits, their evaluation of the Company’s internal controls over financial reporting, disclosure controls and the overall quality (not just acceptability) of the Company’s accounting policies and financial reporting.

The Audit Committee also discussed with the representatives of the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and letter furnished to the Audit Committee by the independent registered public accounting firm and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and determined that the non-audit services provided to the Company by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on its review of the audited financial statements and the discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee also (i) reviewed and assessed the adequacy of the Audit Committee charter and recommended certain changes which were adopted by the Board on July 11, 2006, and (ii) conducted an Audit Committee self-assessment in which it concluded that the Committee operates effectively and successfully carried out all of its charter responsibilities.

Audit Committee
James E. Goodwin, Chairman
James G. Brocksmith, Jr.
Marc J. Walfish
Ronald B. Woodard

X. PROPOSAL 2
RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2007 (“Fiscal 2007”), after consideration and determination of KPMG’s independence in light of all services rendered to the Company and its performance as the Company’s independent registered public accounting firm in prior years. The Board of Directors asks that the stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2007. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to respond to appropriate questions of stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The Company’s independent registered public accounting firm reports to, and is engaged at the direction of, the Audit Committee.

The following table sets forth the aggregate fees billed by KPMG to the Company for Fiscal 2006 and Fiscal 2005 for audit, audit related, tax, and other services provided by the Company’s independent registered public accounting firm:

Independent Registered Public Accounting Firm Fees and Services

Type of Fees	Fiscal 2006	Fiscal 2005
Audit Fees	$1,265,000	$1,320,000
Audit Related Fees[1]	117,600	61,000
Tax Fees[2]	193,000	189,000
All Other Fees[3]	28,900	43,000

1     Audit related fees in Fiscal 2005 were for statutory audits of foreign subsidiaries; audit related fees in FY2006 were for a comfort letter, statutory audits of foreign subsidiaries and acquisition due diligence assistance.

2         Tax fees include federal tax return reviews.

3         All other fees in  Fiscal 2005 and  Fiscal 2006 include assistance consultation and assistance regarding government contract accounting.

Audit Committee pre-approval is required for any audit, audit related, tax or other services to be provided by the independent registered public accounting firm in excess of $100,000 in the aggregate, with the Audit Committee Chairman to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.

Information regarding security ownership of management and certain beneficial owners is incorporated by reference to the information contained under the caption “Security Ownership of Management and Others” in Part III on pages 4 and 5 above.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

XI. PROPOSAL 3
APPROVAL OF THE PERFORMANCE GOALS UNDER THE
AAR CORP. 162(m) INCENTIVE GOAL PROGRAM

The Board of Directors believes that it is in the best interests of the Company to have stockholders approve performance goals under the AAR CORP. 162(m) Incentive Goal Program.

Background

Section 162(m) of the IRC generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to a company’s chief executive officer or any of the company’s four next highest paid executive officers, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is “performance-based” within the meaning of Section 162(m).

The Company’s Board of Directors and the Compensation Committee believe that, as a matter of general policy, the Company’s incentive compensation plans should be structured to ensure the full deductibility of compensation under Section 162(m), but that the Compensation Committee should reserve the right to establish separate incentive compensation arrangements for otherwise covered executive officers that may not meet Section 162(m) deductibility requirements if it determines, in its sole discretion, that doing so would be in the Company’s best interests.

The purpose of the Section 162(m) Incentive Goal Program is to structure annual cash bonus and equity incentive opportunities for senior executives in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees. All restricted stock grants based on achievement of performance goals approved by stockholders under the Section 162(m) Incentive Goal Program will be issued under the Company’s Stock Benefit Plan.

The Compensation Committee believes that annual cash bonuses and awards of restricted stock serve as an incentive to focus on the goals that are necessary to preserve and grow stockholder wealth. As part of its pay for performance policy and its long history of maintaining the strong balance sheet necessary to survive and thrive in the aviation industry, the Compensation Committee establishes explicit goals for key members of management that will provide competitive opportunities upon the achievement of the pre-established goals. If this proposal is not approved by the stockholders, the Company’s officers and key employees may receive annual cash bonus awards and/or awards of restricted stock in the discretion of the Compensation Committee under equity incentive compensation arrangements approved by the Committee that may not qualify as “performance” compensation deductible by the Company for tax purposes under IRC Section 162(m).

Section 162(m) Performance Criteria

The Company has adopted the Section 162(m) Incentive Goal Program as a replacement for its previously existing Section 162(m) Performance-Based Annual Cash Bonus Program.

Within the first 90 days of each fiscal year, the Compensation Committee will establish specific goals for the Chairman and CEO and certain other executive officers of the Company (as appropriate in the Compensation Committee’s discretion) that will govern the payment of their annual cash bonuses for that fiscal year. Within the first 90 days of each two fiscal year Performance Period, the Compensation Committee will establish specific goals for the Chairman and CEO and certain other executive officers of the Company (as appropriate in the Compensation Committee’s discretion) that will govern the award of their restricted stock for that Performance Period.

The goals for cash bonuses and restricted stock awards will focus on two categories: income and balance sheet management. The importance and weighting of these two categories will be established each year or Performance Period, as applicable, by the Compensation Committee. Under the category of balance sheet management, the Compensation Committee will establish goals that will include one or several of the following criteria: stockholder equity, leverage ratio, investment rating, debt coverage, cash flow or return on invested capital. Under the category of income, the Compensation Committee will establish goals that will include one or several of the following: pre-tax income, earnings per share or net income. To date, the Committee has established the following performance goals for the following periods:

Fiscal 2007 cash awards:	• Net income • Return on invested capital • Leverage ratio

Fiscal 2007/2008 (June 1, 2006 - May 31, 2008) Performance Restricted Stock Award performance period:	• Net income • Return on invested capital

Fiscal 2009/2010 (June 1, 2008 - May 31, 2010) Performance Restricted Stock Award performance period:	• Net income • Return on invested capital

Upon achievement of target goals, a participant may earn (i) a cash bonus up to 150% of such participant’s salary (or, for certain executives, excluding the Chief Executive Officer, such other amount as may be pre-approved by the Compensation Committee), not to exceed $5 million in any fiscal year, and (ii) a restricted stock award (not to exceed $5 million in any Performance Period). The amount actually earned will depend on each participant’s position and actual performance versus pre-established goals. After the acceptance of audited financial statements for the fiscal year by the Board, the Compensation Committee will certify the degree of achievement for each criteria and the corresponding cash bonus payment and restricted stock award for each Section 162(m) Incentive Program participant.

Eligible Employees

The participants in the Section 162(m) Incentive Goal Program will be the Company’s Chairman, President and Chief Executive Officer and other key senior executives of the Company whose compensation may be subject to the deductibility provisions of Section 162(m) of the Code. Other employees will generally be eligible for incentive cash bonuses and equity incentive compensation under one of the Company’s other annual bonus plans or arrangements.

New Plan Benefits

Awards in Fiscal 2007 and subsequent years and Performance Periods will be determined retrospectively based on performance against the goals established by the Compensation Committee in accordance with the Company’s Section 162(m) Incentive Goal Program. Annual cash bonuses granted in Fiscal 2006 to the named executive officers under the previously existing annual cash bonus program are set forth under the “Bonus” column of the Summary Compensation Table. Restricted stock awards granted in Fiscal 2006 to the named executive officers are set forth under the “Restricted Stock Awards” column of the Summary Compensation Table.

Program Administration

The Section 162(m) Incentive Goal Program will be administered by the Compensation Committee, consisting of at least two independent directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the IRC. The Compensation Committee will, among other things, designate participants, establish performance goals, and interpret and administer the Company’s management incentive program in accordance with the Section 162(m) Incentive Goal Program as it deems necessary or advisable.

Amendment and Termination

The Compensation Committee may terminate the Section 162(m) Incentive Goal Program, in whole or part, and may amend the Section 162(m) Incentive Goal Program from time to time provided (i) that, without the participant’s written consent, no such amendment or termination shall adversely affect the annual cash bonus and restricted stock award rights (if any) of any already designated participant for a given fiscal year once the participant designations and performance goals for such year have been announced and (ii) that the Compensation Committee shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m)). Section 162(m) Incentive Goal Program amendments will require stockholder approval only if required under Section 162(m).

Equity Compensation Plan Information

The following table provides information as of May 31, 2006 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (000) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (000) (c)
Equity compensation plans approved by security holders	3,080	16.88	3,505
Equity compensation plans not approved by security holders	—	—	—
Total	3,080	16.88	3,505

Federal Income Tax Consequences

Under present federal income tax law, participants will realize ordinary income equal to the amount of the cash bonus received in the year of receipt. Upon the vesting of a restricted stock award, the holder will realize ordinary income in an amount equal to the fair market value of the restricted stock at such time. A holder may elect to recognize ordinary income on the fair market value of the restricted stock at the date of the award, and thus recognize capital gain on the subsequent sale of the stock in an amount equal to the excess of the fair market value of the stock at the date of vesting over the fair market value at the date of the award. The Company shall receive a deduction for the amount constituting ordinary income to the participant, provided that the requirements of Section 162(m) which limits the deductibility of non-performance related compensation paid to certain corporate executives are satisfied.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting at the Annual Meeting is required to approve the performance goals under the Section 162(m) Incentive Goal Program.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
APPROVAL OF THE PERFORMANCE GOALS UNDER THE
SECTION 162(M) INCENTIVE GOAL PROGRAM.

XII. OTHER BUSINESS

Management knows of no other matters which are to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the named proxy holders will vote all proxies in their discretion and best judgment on such other matters.

XIII. STOCKHOLDER PROPOSALS
FOR THE 2007 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 2007 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. Under the Company’s By-Laws, in order for a proposal to be eligible for action by the stockholders at and inclusion in the Company’s proxy statement and form of proxy relating to the  2007 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, no later than April 21, 2007.

A stockholder proposal submitted outside Rule 14a-8 under the Exchange Act for presentation at the 2007 Annual Meeting will be considered untimely for purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the stockholder proposal is received by the Company after April 16, 2007.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

August 31, 2006

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM l0-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 2006. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., ONE AAR PLACE, 1100 N. WOOD DALE ROAD, WOOD DALE, ILLINOIS 60191, (630) 227-2000.

APPENDIX 1

AAR CORP.
Categorical Standards and Policy for
Determining Director Independence

It is the policy and practice of AAR CORP. (“AAR” or “Company”) that the directors of the Company, when carrying out their duties, must exercise their independent judgment in good faith and in the best interests of the Company and its stockholders as a whole.

In addition, it is the policy of the Company that a majority of its directors, and all directors serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee, shall be “independent”, as determined by the Board in accordance with the independence standards of the New York Stock Exchange (“NYSE”).

At least once each year, the Board shall review the “independence” of each director and any nominee for director and make a determination whether the director or nominee has any material relationship with the Company (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with the Company) that would impair the director’s ability to exercise independent judgment as a member of the Board.

To assist it in determining a director’s “independence”, the Board has adopted the following categorical standards for determining director “independence” status with respect to service as a director1:

1.                For purposes of these guidelines, “AAR” or “Company” includes each of the Company’s subsidiaries and “immediate family member” means the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

2.                No director shall be independent if he/she does not meet the independent standards adopted from time to time by the NYSE. Specifically, a director will not be “independent” if, currently or within the preceding three years:

(i)               the director is or was an employee of the Company, or whose immediate family member is or was an executive officer of the Company; or

(ii)            the director or an immediate family member of the director receives or received more than $100,000 in direct compensation from AAR in any year during the most recent three year period, other than director and committee fees, pension or other forms of deferred compensation for prior service; or

(iii)         (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit during that time; or

1         Directors serving on the Audit Committee must also meet the enhanced “independence” requirements under applicable NYSE rules and SEC regulations (see paragraph 6 below).

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(iv)         the director or an immediate family member of the director is or was within the last three years an executive officer of another company on whose Compensation Committee any of AAR’s present elected officers serves or served; or

(v)            the director or an immediate family member of the director is or was an executive officer, partner, employee, or greater than 10% owner of another company that makes payments to, or receives payments from, the Company that in any single fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues (payments to and payments from are compared against the benchmarks separately).

3.                In determining director independence, the Board will give consideration to all known relevant facts and circumstances.

4.                Subject to the Board’s determination pursuant to this Section 4, the following commercial or charitable relationships are deemed not material relationships that would impair a director’s independence unless otherwise determined by the Board after considering all relevant facts and circumstances:

(i)               The director or an immediate family member of the director receives or received less than $100,000 in direct compensation from the Company in any year other than director and committee fees, pensions or other forms of deferred compensation for prior service;

(ii)            The director or an immediate family member of the director is an executive officer, partner, employee, or has an ownership interest in, another company that does business with the Company and the gross annual revenues from such business to the Company or such other company account for less than the greater of $1 million or 2% of their respective gross annual revenues;

(iii)         If a director or an immediate family member of the director serves as an officer, director or trustee of a charitable organization, and AAR’s charitable contributions to the organization do not exceed in any year the greater of $50,000 or 1% of that organization’s total annual charitable receipts.

Notwithstanding the foregoing, if a director or his/her immediate family member has another significant relationship with the Company that is not described in Section 2 or this Section 4, or, at any time, is the subject of a written request by any director to the Chairman of the Nominating and Governance Committee requesting a review of another director’s independent status and stating the reasons therefor, then the Board of Directors will determine whether that director’s relationship is a “material relationship” that would impair the director’s ability to exercise independent judgment as a member of the Board.

5.                Any determination of director independence notwithstanding the existence of a potential material relationship due to exceeding the threshold in Section 4, will be disclosed in the Company’s proxy statement, as required by the NYSE rules.

6.                Members of the Audit Committee must satisfy the enhanced “independence” criteria under applicable rules of the Securities and Exchange Commission and the New York Stock Exchange from time to time. In particular, the following enhanced “independence” qualifying criteria shall apply with respect to directors selected for service on the Audit Committee:

•       Director may not have accepted any direct or indirect consulting, advisory or other compensatory fee from the Company other than amounts received as compensation for membership on the Board or Board committees, pension or other forms of deferred compensation for prior service.

•       Director may not be an “affiliated person”, i.e. a person who directly or indirectly controls, is controlled by or is under common control with, the Company (typically, one who is an executive officer or who owns more than 10% of the Company’s securities is considered an “affiliated person”).

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APPENDIX 2

AAR CORP.
Board of Directors
Audit Committee Charter

Purpose

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities relating to (i) corporate accounting, disclosure and reporting practices and legal and regulatory compliance of the Company, (ii) the quality and integrity of the Company’s financial statements and (iii) the qualifications, independence and performance of the Company’s internal audit department and independent registered public accounting firm, and (iv) the preparation of an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement.

Organization

The Audit Committee shall be comprised of not less than three directors of the Company who shall meet the compensation, independence, experience, financial expertise, and other requirements of the New York Stock Exchange and applicable federal and state securities law and regulations. At least one member of the Audit Committee shall qualify as an Audit Committee financial expert. The members and Chairman of the Audit Committee shall be appointed by the Board from time to time after considering the recommendation of the Nominating and Governance Committee and upon a determination by the Board that the nominees meet all eligibility requirements for Audit Committee membership. The Board may at any time change the membership of the Audit Committee and fill vacancies, subject to new members satisfying the eligibility requirement to serve on the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee will maintain flexible policies and procedures and meeting schedules, consistent with the requirements of this Charter and the Company’s By-Laws, to enable the Audit Committee to best react to changing circumstances and provide that the Company’s accounting, disclosure and reporting practices are in accordance with applicable legal and regulatory requirements. The Chairman of the Audit Committee may call meetings during the year as necessary, but shall call a meeting at least once each fiscal quarter.

The Committee will provide for free and open communication between the Committee and the Company’s directors, independent registered public accounting firm representatives, internal audit department and management.

Both the Company’s internal audit department and independent registered public accounting firm are ultimately accountable to the Board of Directors and the Audit Committee as representatives of the Company’s stockholders. The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation and oversight of the work (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall have sole responsibility for engaging or terminating the relationship with the Company’s independent registered public accounting firm and the independent registered public accounting firm shall report directly to the Audit Committee. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation fees and expenses to the independent auditor for the purpose of rendering an audit report.

The Audit Committee has authority to retain special legal, accounting or other consultants to advise the Audit Committee as it may determine appropriate. The Audit Committee may require any officer or employee of the Company or the Company’s legal counsel or independent auditor to attend committee meetings or to meet with any members of, or consultants to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of all fees and expenses to any advisors employed by the Audit Committee pursuant to its authority under this Charter or applicable law or regulations.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall make regular reports to the Board.

In addition, the Audit Committee shall:

1.                Conduct, and review with the Board, an annual performance evaluation of the Committee and review and assess the adequacy of the Audit Committee charter annually, submitting any recommended changes to the Board for approval.

2.                Approve appointment of and engage an independent registered public accounting firm that meets NYSE and applicable securities law and regulatory requirements to audit the financial statements of the Company and its divisions and subsidiaries and the Company’s pension plans.

3.                Review written statements from the independent registered public accounting firm delineating all non-audit relationships between the independent registered public accounting firm and the Company, review with the independent registered public accounting firm the effect of any disclosed relationships or services on objectivity and independence of the independent registered public accounting firm, take appropriate action to ensure the independence of the appointed independent registered public accounting firm and approve the compensation arrangements and proxy statement disclosures of compensation, fees and expenses paid to the independent registered public accounting firm.

4.                Receive and review, at least annually, a report by the independent registered public accounting firm describing (i) the auditors internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review of peer group review of the firm or by governmental or professional authorities in the preceding five years relating to an independent audit conducted by the firm and resolution of such issues, and (iii) all relationships between the independent auditor and the Company to assess the independence of the independent registered public accounting firm.

5.                Approve in advance, as a Committee of the whole or by delegation of authority to one or more members of the Committee, any permitted non-audit services performed by the Company’s independent registered public accounting firm, including tax services, and cause such approval to be disclosed in the Company’s periodic filings as required by applicable regulations.

6.                Discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 and other applicable laws and regulatory requirements relating to the conduct of the audit.

7.                Meet with the independent registered public accounting firm representatives and financial management of the Company to review the scope of the proposed audit for the upcoming year and the audit procedures to be used; at the conclusion of the year review such audit, including any comments or recommendations of the independent registered public accounting firm.

8.                Review with the Company’s independent registered public accounting firm, internal audit department, and financial and accounting personnel, the adequacy and effectiveness of the internal controls over financial reporting and disclosure controls of the Company, and elicit any recommendations for the improvement of such internal control and disclosure control procedures or particular areas where new or more detailed controls or procedures are desirable.

9.                Review the internal audit function of the Company, including its organizational structure, authority and independence of reporting obligations, department budget, qualification of personnel and the proposed audit plans for the coming year, and the coordination of such plans with the outside auditors. Review and concur with the appointment, reassignment or dismissal of the Director of Internal Audit.

10.         Receive, review and discuss with the Company’s independent registered public accounting firm, and the head of the internal audit department, as appropriate (i) a summary of significant findings from completed internal audits, together with management’s response, and periodic progress reports, with explanation for any deviations from the original plan; (ii) all critical accounting policies and practices to be used; (iii) all alternative treatments of financial information within GAAP (generally accepted accounting principles) that have been discussed with management, (iv) ramifications of alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm; and (v) other material written communications between the independent registered public accounting firm and management.

11.         Review and discuss with management and the independent registered public accounting firm (i) significant financial risks, (ii) the financial statements, (iii) the Company’s earnings press release and any earnings guidance provided to analysts and rating agencies, and (iv) the Company’s draft MD&A for the period with management and the independent registered public accounting firm, prior to issuance of an earnings release or earnings guidance or their filing or distribution to stockholders. Among the items to be discussed are (i) accounting principles, practices and judgments, (ii) whether the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders, and (iii) any changes in accounting principles. Determine whether to recommend to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K.

12.         Provide sufficient opportunity for the Committee to meet separately in executive session each quarter with (i) management, (ii) the independent registered public accounting firm, and (iii) the head of the internal audit department. Among the items to be discussed in these meetings are the independent registered public accounting firm’s evaluation of the Company’s financial, accounting, and auditing personnel, the independent registered public accounting firm’s judgments about the Company’s accounting principles as applied to its financial reporting; the level of management cooperation that the independent registered public accounting firm received during the course of the audit; and management’s assessment of the performance of the independent registered public accounting firm.

13.         Review the human resources and succession planning of the accounting and financial operations within the Company.

14.         Receive reports concerning the Company’s Assist Line activity and any investigations of non-compliance with the Company’s Code of Business Ethics and Conduct by any officers of the Company and approve any “related party” transactions.

15.         Report on significant matters discussed at each Committee meeting to the Board.

16.         Investigate, as appropriate, any matter brought to its attention within the scope of its duties, with the power to retain outside counsel or a second independent registered public accountant, at the expense of the Company, for this purpose if, in its judgment, that is appropriate.

17.         Prepare an appropriate Audit Committee report to stockholders to be included in the Company’s annual proxy statement that is consistent with applicable law and Securities and Exchange Commission requirements.

18.         Perform any other activities consistent with this Charter, the Company’s By-Laws, and governing law and regulations, as the Committee or Board deems necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of management and the Company’s independent registered public accounting firm.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed nominees.

1. Elect three Class I directors to serve until the 2009 Annual Meeting of Stockholders.

	For	Withhold
01 - Michael R. Boyce

02 - James G. Brocksmith, Jr.

03 - David P. Storch

Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year ending May 31, 2007.				Mark this box with an X if you have made comments below.
3.	Approve the performance goals under the AAR CORP. Section 162(m) Incentive Goal Program.
As to any other business that may come before the 2006 Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

(Please sign as name appears hereon. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PROXY - AAR CORP.

This Proxy is Solicited on Behalf of the Board of Directors for the October 18, 2006 Annual Meeting of Stockholders to be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 18, 2006, at 9:00 A.M. (CST).

The undersigned hereby appoints DAVID P. STORCH and HOWARD A. PULSIFER, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 2006 Annual Meeting of Stockholders of AAR CORP. to be held on October 18, 2006, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1.	Elect three Class I directors to serve until the 2009 Annual Meeting of Stockholders; nominees: Michael R. Boyce, James G. Brocksmith, Jr. and David P. Storch (see reverse side).
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year ending May 31, 2007 (see reverse side).
3.	Approve the performance goals under the AAR CORP. Section 162(m) Incentive Goal Program.

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

(Continued and to be dated and signed on reverse side.)

Dear Stockholder:

We encourage you to submit your proxy for the voting of your shares electronically either by telephone or the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on October 18, 2006.

THANK YOU FOR VOTING